Exhibit 10.15

FORM OF CREDIT FACILITY NOTE

(Facility)

$1,000,000	Phoenix, Arizona
July 27, 2005

          This Credit Facility Note (the “Note”) amends and supports all amounts borrowed by FinePoint Innovations, Inc. (“Borrower”) under a Letter of Credit Facility from U.S. Bank up to the amount of ONE MILLION AND NO/100 DOLLARS ($1,000,000) (“Credit Facility”) issued for the benefit of InPlay Technologies, Inc., a Nevada corporation (“Holder”).   This Note does not evidence a new loan but a reimbursement to Holder for any draws against the Credit Facility by Borrower.

          FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder at InPlay Technologies, Inc., 234 South Extension, #103, Mesa, Arizona 85210, or at such other place as Holder may from time to time designate in writing, the principal sum of up to ONE MILLION AND NO/100 DOLLARS ($1,000,000), or so much thereof as may be from time to time outstanding, together with interest thereon, to be computed on any advance on the Credit Facility for Borrower thereof from the date of its disbursement, at the interest rate equal to 1.0% plus all interest and fees and costs incurred by Holder under the Credit Facility.

          This Note is issued pursuant to the Agreement and Plan of Merger dated as of July 27, 2005 (“Merger Agreement”).   In the event of any conflict between the provisions of this Note and the provisions of the Merger Agreement, the provisions of the Merger Agreement shall govern.  All notices required or permitted in connection with this Note shall be given in the manner provided in the Merger Agreement for the giving of notices.

          All amounts advanced to Borrower under this Note shall be under the Credit Facility and as provided under the Merger Agreement.  Any advances hereunder shall be made in accordance with the provisions of the Letter of Credit issued by U.S. Bank, and the principal of the indebtedness evidenced hereby, and interest thereon, shall be payable out of the proceeds from the Borrower’s contract with [MAJOR Computer OEM] on the dates stated in the Merger Agreement.  All principal, interest and other charges and amounts to be paid hereunder if not paid in full shall be due and payable, in full, on February 28, 2006 (the “Maturity Date”) or as otherwise set forth in Section 1.7 of the Merger Agreement.  Payments under this Note shall first be applied to interest and fees due to Holder, then principal due under the Credit Facility.  Borrower may prepay the indebtedness evidenced by this Note at any time.

          If Borrower fails to make any payment of the indebtedness evidenced by this Note within ten (10) days after the date on which such payment becomes due and payable under the Merger Agreement, Borrower shall pay to Holder, in addition to all other charges and amounts then due and payable, a late charge equal to five percent (5.0%) of the amount of the overdue payment.

          This Note evidences a revolving credit, all or any part of which may be advanced to Borrower, repaid by Borrower, and re-advanced to Borrower from time-to-time, subject to the other provisions hereof and the provision of the Credit Facility; provided that the principal balance outstanding hereunder at any one time shall not exceed the face amount hereof.

          This Note is secured by a UCC-1 lien on the assets of Borrower and a lock box on all receivables.

          Time is of the essence of this Note.

          Borrower shall pay all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in the collection or enforcement of all or any part of this Note.  All such costs and expenses shall be secured as additional indebtedness.

          Borrower (a) agrees that Holder may extend the time of payment or otherwise modify the terms of payment of any part of the whole or the indebtedness evidenced by this Note, at the request of any person liable hereon, and that any such extension or modification shall not alter or diminish the liability of any person hereon; and (b) waives any homestead or other exemption rights.

          This Note shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Holder and any subsequent holders of this Note and their respective successors and assigns.

          This Note shall be governed by and construed and enforced in accordance with the substantive laws (other than conflict laws) of the State of Arizona, except to the extent Holder has greater rights or remedies under Federal law, in which case such choice of Arizona law shall not be deemed to deprive Holder of any such rights and remedies as may be available under Federal law.  Borrower consents to the personal jurisdiction and venue of the state courts located in Maricopa County, Arizona in connection with any controversy related to this Note, waives any argument that venue in any such forum is not convenient and agrees that, at the option of Holder, any litigation initiated by any of them in connection with this Note may be venued in the Superior Court of Maricopa County, Arizona.

          The parties hereby acknowledge and agree that Borrower is liable for the obligations of Borrower under the Merger Agreement and under this Note.

          The parties hereby acknowledge and agree that this Note is being executed as an inducement for Holder to obtain the Letter of Credit Facility in the amount from U.S. Bank as set forth in Section 1.7 of the Merger Agreement.

          IN WITNESS WHEREOF, these presents are executed as of the date first written above.

FINEPOINT INNOVATIONS, INC.
a Delaware corporation

By:

Name:	Stephen Caldwell
Its:	President and CEO

ATTEST:

Name:
Title:

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